Exhibit 10.26

OSCAR HEALTH INC.

75 VARICK STREET, 5TH FLOOR

NEW YORK, NY 10013

January 6, 2021

Vanessa Wittman

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Dear Ms. Wittman:

As we discussed, the requisite stockholders of Oscar Health Inc. (the “Company”) plan to elect you as a member of the Board of Directors of the Company (the “Board”), effective prior to February 1, 2021. We appreciate your willingness to accept this position, and we look forward to your valuable contributions.

In consideration of your service, the Board will grant you restricted stock units covering 150,000 shares of the Company’s Series A Common Stock (the “RSUs”), with vesting commencing on the date of your appointment. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s Amended and Restated 2012 Stock Plan (the “Plan”), as described in the Plan and the applicable RSU Agreement. You will vest in the RSUs in equal quarterly installments over your first 12 quarters of continuous service with the Company, as described in the applicable RSU Agreement. The RSUs will be settled in shares of the Company’s Series A Common Stock, and will, to the extent vested, be settled by March 15 in the year after vesting. Unless and until the RSUs are settled in shares of the Company’s Series A Common Stock, you will not have voting or dividend rights.

We currently do not pay a cash retainer or cash fees for attendance at meetings. However, we will reimburse you for reasonable out-of-pocket travel expenses in connection with attending meetings of the Board. You will also be entitled to reimbursement from the Company for reasonable out-of-pocket travel expenses related to the Company for non-Board related issues, not to exceed $10,000 annually without the Company’s prior written approval. We will review our compensation policy for Board members in the event of an initial public offering, after which we expect to implement a post-initial public offering director compensation program.

We plan to have at least one scheduled Board meeting each calendar quarter. As a Board member, you are responsible for attending these scheduled meetings in person or by telephone.

In connection with your services to the Company, we expect that technical, business or financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an obligation of confidentiality, you agree not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of all Confidential Information.

As a precautionary matter and to avoid any conflicts of interest, we ask you to refrain, while you are a member of the Board, from providing advice or otherwise providing services to any entity active in the health insurance and healthcare delivery fields. In addition, we ask that you inform the Board of any potential or actual, direct or indirect, conflict of interest that you think exists or may arise because of your relationship with the Company, so that we may come to a quick and mutually agreeable resolution. By signing this letter agreement, you also represent and warrant that you have no contractual commitments or other legal obligations to a third party that would prohibit you from performing your duties for the Company.

As part of our overall responsibilities, the Company and the Company’s stockholders reserve the right to remove any individual from the Board at any time in accordance with the provisions of applicable law. You, of course, may also terminate your relationship with Company at any time. When you cease to be a member of the Board (whether at our request or your election), you must return all Confidential Information to the Company.

During your tenure on the Board, you will at all times and for all purposes be acting as an independent contractor and not as an employee of the Company. Accordingly, you will not be eligible to participate in any employee benefit plans provided by the Company to its employees and the Company will not, on your account, (i) pay any unemployment tax or other taxes required under the law to be paid with respect to employees or (ii) withhold any monies from any compensation paid to you for income or employment tax purposes.

I am excited about your joining our Board and look forward to working with you to help make the Company truly great and prosperous. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

Very truly yours,

OSCAR HEALTH INC.

By:	/s/ Mario Schlosser
Name: Mario Schlosser
Title: Chief Executive Officer

I have read and accept this offer:

/s/ Vanessa Wittman
Vanessa Wittman

Dated: January 7, 2021